EXHIBIT 10.58

FIFTH AMENDMENT TO OFFICE LEASE

THIS FIFTH AMENDMENT TO OFFICE LEASE (the “Fifth Amendment”) is dated as of June 1, 2006 (the “Effective Date”) and is entered into by and between 7th Street Property General Partnership (“Landlord”) and XOMA Ltd. and XOMA (US) LLC, a Delaware limited liability company (collectively, “Tenant”), with reference to the following facts:

A. Landlord and Tenant entered into that certain Lease dated as March 25, 1992 with respect to the Premises described therein comprised of 21,425 rentable square feet located on the first floor (“First Floor”) of the Building known as 2910 Seventh Street, Berkeley, Ca.

B. The lease as amended by (i) that certain Amendment to Office Lease dated as of December 31, 1997, (ii) that certain Second Amendment to Office Lease dated April 10, 2000, (iii) that certain Amendment to Office Lease Agreement dated April 16, 2001, and (iv) that certain letter amendment dated March 15, 2005 is hereinafter referred to as the “Lease”.

C. The term of the Lease is fixed to expire as of September 30, 2007.

D. Landlord and Tenant desire to amend the Lease to provide, among other provisions, for the incorporation of 22,334 rentable square feet located on the second floor of the Building into the Premises (the “Second Floor Premises”), for the extension of the Term, for the modification of the Base Rent and for the modification of certain other terms in the Lease, all as more particularly set forth below.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt whereof and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Scope of Fifth Amendment and Defined Terms. Except as expressly provided in this Fifth Amendment, the Lease shall remain in full force and effect. Except as expressly provided in this Fifth Amendment, the term “Lease” shall mean the Lease as modified by this Fifth Amendment. Capitalized terms used in this Fifth Amendment and not otherwise defined herein shall have the respective meanings set forth in the Lease.

2. Modifications to Lease. Notwithstanding anything in the Lease to the contrary, the Lease is hereby modified as follows:

(a) Second Floor Premises. The Second Floor Premises as more particularly described on Exhibit A which is attached hereto, are hereby incorporated into the Premises. All of the terms and conditions of the Lease shall be applicable to the Second Floor Premises, except as specifically set forth in this Fifth Amendment. Landlord and Tenant have agreed upon the rentable square feet of the Second Floor Premises and of the Building for all purposes of this Lease.

(b) Second Floor Premises Commencement Date. The Second Floor Premises Commencement Date shall be the Effective Date.

(c) Extension of Term. The Termination Date shall be May 31, 2014 .

(d) Premises Rentable Area: From and after the Effective Date, the rentable square feet of the Premises shall be 43,759.

(e) First Floor Base Rent. From and after the Effective Date, Base Rent for the First Floor shall be paid as follows:

Months	Monthly Base Rent
1-24	$61,489.75
25-36	$63,334.45
37-48	$65,234.48
49-60	$67,191.51
61-72	$69,207.25
73-84	$71,283.47
85-96	$73,421.98

(f) First Floor Operating Expense Credit and Utility Credit:

(i) Operating Expenses Credit: $113,380.00 per year based on a 1992 Base Year.

(ii) Utility Credit: $0.13 per rentable square foot per month

(g) Second Floor Base Rent. From and after the Effective Date, Base Rent for the Second Floor shall be paid as follows:

Months	Monthly Base Rent
1-24	$27,917.50
25-36	$28,755.03
37-48	$29,617.68
49-60	$30,506.21
61-72	$31,421.39
73-84	$32,364.03
85-96	$33,334.95

(h) Second Floor Operating Expense Credit: $0.035 per rentable square foot per month.

(g) Allowance; Condition of Premises.

(i) Landlord will provide a tenant improvement allowance in the amount of $150,000 (“Allowance”) with respect to the Second Floor Premises. All repairs and alterations to the Premises, including the Second Floor Premises shall be performed in accordance with Article 7 of the Lease (“Tenant Improvements”). Tenant shall submit plans and specifications (“Plans and Specifications”) for the Tenant Improvements for Landlord’s review and approval, which approval shall not be unreasonably withheld. Landlord shall have the right to approve Tenant’s contractor and subcontractors (collectively, “Contractors”), which approval shall not be unreasonably withheld. Landlord shall have five (5) business days to approve the Plans and Specifications and Contractors and the failure to issue a disapproval within this time period shall be deemed an approval of the submitted items.

(ii) Tenant will accept the Premises, including the Second Floor Premises as of the Second Floor Commencement Date in its “as-is” condition, with no additional obligation on the part of Landlord to repair, remodel or refurbish the Premises, including the Second Floor Premises.

(iii) The Allowance shall be disbursed by Landlord after the completion of all tenant improvements within thirty (30) days after delivery by Tenant to Landlord of (i) invoices marked paid and other evidence as Landlord shall reasonably require of the cost of the design of the tenant improvements and the cost of the tenant improvements; (ii) evidence reasonably satisfactory to Landlord that all of the Tenant Improvements constructed to date have been satisfactorily completed in accordance with the plans and specifications approved by Landlord, upon certifications reasonably satisfactory to Landlord delivered by Tenant and Tenant’s architect; (iii) unconditional final lien releases from the general contractor and each subcontractor; (iv) a cost breakdown of Tenant’s final and total construction costs incurred in connection with the Tenant Improvements, together with receipted invoices showing evidence of full payment therefor; (v) copies of permits required in connection with the Tenant Improvements and all governmental approvals, sign offs and certificates of occupancy with respect to the Tenant Improvements, and (vi) the Lease shall be in full force and effect and there shall exist no event of default under the Lease.

(h) Option to Extend Term. The following section is incorporated into the Lease:

(i) Tenant is hereby granted an option to extend the term of the Lease (the “Option Term”) from the Termination Date to May 31, 2019 (the “Extended Termination Date”) by giving written notice to Landlord of Tenant’s intent to exercise such option (the “Option Notice”) no later than May 31, 2013. The Option Term shall be on the same terms and conditions in effect immediately before the commencement of the Option Term, except that the rent shall be set at 95% of the Fair Market Lease Rate (as hereinafter defined) for comparable space in the Berkeley area; provided that in no event shall the rental rate for the Option Term be less than the rental rate as of the last day immediately before the commencement of the Option Term. Notwithstanding anything to the contrary above, if Tenant is in default in the payment of rent, in the making of other payments required to be made by Tenant under this Lease, or otherwise under this Lease on the date the Option Notice is delivered to Landlord or on the date the Option Term is to commence, the Option Term shall not commence and this Lease shall expire as of the Termination Date.

(ii) Fair Market Lease Rate. Landlord shall give Tenant notice (“Landlord’s Notice”) of the fair market lease rate (including fair market increases during the Option Term) after receiving Tenant’s written notice of intent to exercise the Option, provided that Landlord’s Notice shall not be delivered later than 120 days prior to the commencement of the Option Term. If Tenant believes that the fair market lease rate as established by Landlord is incorrect, Tenant shall notify Landlord in writing within 20 days of Tenant’s receipt of the notice from Landlord that Tenant desires to submit the matter to appraisal with a designation of a commercial real estate broker with at least three years experience in the office leasing market in Berkeley and Emeryville. If Landlord agrees with the identity of such appraiser, it shall within 10 days notify the appraiser and Tenant that such appraiser shall determine the fair market lease rate (including fair market increases during the Option Term). If not, Landlord shall submit the name of its appraiser with the same qualifications set forth above to Tenant within said 10 days. The two appraisers so selected shall choose a third appraiser with the same qualifications set forth above and the three together shall determine the fair market lease rate (including fair market increases during the Option Term). If the two appraisers cannot select a third appraiser within 20 days after Landlord submits the name of its appraiser, either party may at any time apply to the presiding judge of any court of competent jurisdiction for the appointment of the third appraiser. If the three appraisers are unable to agree on the fair market lease rate they shall each determine the fair market lease rate assuming annual CPI increases during the Option Term and then average their determinations by tossing out the high and low appraisal and accepting the middle appraisal as the fair market lease rate. The costs of the appraisal process shall be borne by Tenant unless the fair market lease rate as determined by the appraisal is more than 10% below the lease rate set forth in Landlord’s Notice in which case Landlord and Tenant shall share the reasonable costs of the appraisal process equally. The appraisal process shall be completed as quickly as reasonably possible. If for any reason the Option Term commences prior to the conclusion of the appraisal process, Tenant shall continue to pay the monthly base rent then in effect to Landlord plus 5% of such amount, pending completion of the appraisal process, at which time all surplus funds, if any, shall be distributed to Tenant in accordance with the outcome of the appraisal process, and Tenant shall subsequently be bound by the lease rate as determined by the appraisal process. The rent during the Option Term shall continue to be adjusted as agreed upon between Landlord and Tenant or as determined by the appraisal process.

(iii) Payment of Commission. In connection with the Option, Tenant shall not use the services of a broker or other real estate licensee, except solely for determining fair market rent as more particularly specified above. In the event of a claim for broker’s fee, finder’s fee, commission or other similar compensation in connection with the exercise of such option based on a relationship with or through Tenant, Tenant hereby agrees to protect, defend and indemnify Landlord against and hold Landlord harmless from any and all damages, liabilities, costs, expenses and losses (including, without limitation, reasonable attorneys’ fees and costs) which Landlord may sustain or incur by reason of such claim. Landlord hereby agrees to protect, defend and indemnify Tenant against and hold Tenant harmless from any and all damages, liabilities, costs, expenses and losses (including, without limitation, reasonable attorneys’ fees and costs) which Tenant may sustain or incur by reason of a claim for broker’s fee, finder’s fee, commission or other similar compensation in connection with the exercise of the Option based on a relationship with or through Landlord.

3. Payment of Commission. In connection with this Fifth Amendment, Tenant acknowledges that it has not used the services of a broker or other real estate licensee. In the event of a claim for broker’s fee, finder’s fee, commission or other similar compensation in connection herewith based on a relationship with or through Tenant, Tenant hereby agrees to protect, defend and indemnify Landlord against and hold Landlord harmless from any and all damages, liabilities, costs, expenses and losses (including, without limitation, reasonable attorneys’ fees and costs) which Landlord may sustain or incur by reason of such claim. Landlord hereby agrees to protect, defend and indemnify Tenant against and hold Tenant harmless from any and all damages, liabilities, costs, expenses and losses (including, without limitation, reasonable attorneys’ fees and costs) which Tenant may sustain or incur by reason of a claim for broker’s fee, finder’s fee, commission or other similar compensation in connection herewith based on a relationship with or through Landlord.

4. Waiver. No failure or delay by a party to insist upon the strict performance of any term, condition or covenant of this Fifth Amendment, or to exercise any right, power or remedy hereunder shall constitute a waiver of the same or any other term of this Fifth Amendment or preclude such party from enforcing or exercising the same or any such other term, conditions, covenant, right, power or remedy at any later time.

5. Representations and Acknowledgments. Tenant hereby acknowledges that Landlord has performed all of its obligations with respect to the Premises. Tenant further acknowledges that as of the date hereof, to its best knowledge, Landlord is not in default under any of the terms of the Lease. Landlord hereby acknowledges that Tenant has performed all of its obligations with respect to the Premises. Landlord further acknowledges that as of the date hereof, to its best knowledge, Tenant is not in default under any of the terms of the Lease. Notwithstanding the foregoing, Landlord has not provided the reconciliation for Operating Expenses for calendar year 2005 and each party reserves its rights with respect to such reconciliation.

6. California Law. This Fifth Amendment shall be construed and governed by the laws of the State of California.

7. Authority. This Fifth Amendment shall be binding upon and inure to the benefit of the parties, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Fifth Amendment.

8. Attorneys’ Fees and Costs. In the event of any action at law or in equity between the parties to enforce any of the provisions hereof, any unsuccessful party to such litigation shall pay to the successful party all costs and expenses, including reasonable attorneys’ fees (including costs and expenses incurred in connection with all appeals) incurred by the successful party, and these costs, expenses and attorneys’ fees may be included in and as part of the judgment. A successful party shall be any party who is entitled to recover its costs of suit, whether or not the suit proceeds to final judgment.

9. Entire Agreement; No Amendment. This Fifth Amendment constitutes the entire agreement and understanding between the parties with respect to the subject of this amendment and shall supersede all prior written and oral agreements concerning this subject matter. This Fifth Amendment may not be amended, modified or otherwise changed in any respect whatsoever except by a writing duly executed by authorized representatives of Landlord and Tenant. Each party acknowledges that it has read this Fifth Amendment, fully understands all of this Fifth Amendment’s terms and conditions, and executes this Fifth Amendment freely, voluntarily and with full knowledge of its significance. This Fifth Amendment is entered into by the parties with and upon advice of counsel.

10. Severability. If any provision of this Fifth Amendment or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Fifth Amendment and the application of such provision to other persons or circumstances, other than those to which it is held invalid, shall not be affected and shall be enforced to the furthest extent permitted by law.

11. Counterparts. This Fifth Amendment may be executed in counterparts, and such counterparts together shall constitute but one original of the Fifth Amendment. Each counterpart shall be equally admissible in evidence, and each original shall fully bind each party who has executed it.

12. Agreement to Perform Necessary Acts. Each party agrees that upon demand, it shall promptly perform all further acts and execute, acknowledge, and deliver all further instructions, instruments and documents which may be reasonably necessary or useful to carry out the provisions of this Fifth Amendment.

13. Captions and Headings. The titles or headings of the various paragraphs hereof are intended solely for convenience of reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this Fifth Amendment.

[Signatures on separate page]

IN WITNESS WHEREOF, the undersigned have duly executed this Fifth Amendment as of the date first above written.

TENANT:		LANDLORD:

XOMA Ltd. a Bermuda corporation		7TH STREET PROPERTY GENERAL PARTNERSHIP, a California general partnership

By:	/s/ J. David Boyle II	By:	/s/ Richard K. Robbins
Print Name:	J. David Boyle II		Richard K. Robbins,
Title:	Vice President, Finance and Chief Financial Officer	Its:	Managing General Partner

XOMA (US) LLC a Delaware limited liability company

By:	/s/ Calvin L. McGoogan
Print Name:	Calvin L. McGoogan
Title:	Vice President, Quality

EXHIBIT A

SECOND FLOOR PREMISES

PLAN OF THE PREMISES INSERTED HERE.

1